Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full Year 2020 Results
Henderson, Colo., March 3, 2021 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and western Canada, today announced its fourth-quarter and full year 2020 financial results.
Highlights for Fourth Quarter 2020
•Record high quarter revenues of $608.0 million
•Record high quarter net income attributable to MYR Group Inc. of $18.2 million, or $1.07 per diluted share
•Record high quarter EBITDA of $37.2 million
•Strong quarter net cash flow from operating activities of $46.5 million and quarter free cash flow of $29.7 million
•Strong backlog of $1.65 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We finished 2020 with strong financial results in the fourth quarter, and full year revenues were $2.25 billion setting a record high for the sixth consecutive year. Fourth quarter 2020 net income attributable to MYR Group Inc. of $18.2 million, a 42.1 percent increase over the fourth quarter of 2019, and revenues, gross profit, EBITDA net cash flow from operations and free cash flow increased compared to the same period of 2019. Our backlog at the end of the fourth quarter was $1.65 billion, demonstrating our ability to adapt to changing market conditions and leverage strong customer relationships to secure future work.” Mr. Swartz continued, “We remain optimistic about market opportunities as industry sources continue to highlight positive trends in T&D spending, continued resiliency in our primary C&I markets, and increased opportunities in renewables and energy storage. We are eager to continue our positive momentum into 2021 by remaining committed to our clients, implementing new technologies and process improvements, tracking industry developments, and continuing to invest in our people and communities.”
Fourth Quarter Results
MYR reported fourth-quarter 2020 revenues of $608.0 million, an increase of $36.9 million, or 6.5 percent, compared to the fourth quarter of 2019. Specifically, our Transmission and Distribution (“T&D”) segment reported record quarterly revenues of $318.6 million, an increase of $7.6 million, or 2.4 percent, from the fourth quarter of 2019, primarily due to an increase in revenue on distribution projects which include an increase in storm work related to certain weather events, partially offset by a decrease in revenue on transmission projects. Our Commercial and Industrial (“C&I”) segment reported fourth-quarter 2020 revenues of $289.4 million, an increase of $29.3 million, or 11.3 percent, from the fourth quarter of 2019, primarily due to increases in volume associated with the CSI Electrical Contractors, Inc. (“CSI”) acquisition, partially offset by slowdowns associated with the COVID-19 pandemic.
Consolidated gross profit increased to $76.4 million for the fourth quarter of 2020, compared to $68.9 million for the fourth quarter of 2019. Gross margin increased to 12.6 percent for the fourth quarter of 2020 from 12.1 percent for the fourth quarter of 2019. The increase in gross margin was primarily due to an increase in higher margin and storm-related work, successful change order negotiations and better-than-anticipated productivity on certain projects. These improvements were partially offset by labor inefficiencies as well as unfavorable settlements on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin decreases of 1.3 percent and 0.5 percent for the fourth quarter of 2020 and 2019, respectively.
Selling, general and administrative expenses (“SG&A”) increased to $50.8 million for the fourth quarter of 2020, compared to $48.1 million for the fourth quarter of 2019. The period-over-period increase was primarily due to an increase in employee incentive compensation costs and other employee-related expenses to support the growth in our operations.
Income tax expense was $7.0 million for the fourth quarter of 2020, with an effective tax rate of 28.0 percent, compared to income tax expense of $5.5 million for the fourth quarter of 2019, which represented 29.9 percent of pretax income. The decrease in the effective tax rate for the fourth quarter of 2020 compared to the fourth quarter of 2019 was primarily due to a favorable impact from stock compensation excess tax benefits partially offset by the impact of the global intangible low tax income (“GILTI”) and other permanent difference items.

For the fourth quarter of 2020, net income attributable to MYR Group Inc. was $18.2 million, or $1.07 per diluted share attributable to MYR Group Inc., compared to $12.8 million, or $0.76 per diluted share, for the same period of 2019. Fourth-quarter 2020 EBITDA, a non-GAAP financial measure, was $37.2 million, or 6.1 percent of revenues, compared to $31.4 million, or 5.5 percent of revenues, in the fourth quarter of 2019.
Full Year Results
MYR reported record revenues of $2.25 billion for the full year of 2020, an increase of $176.2 million, or 8.5 percent, compared to $2.07 billion for the full year of 2019. Specifically, the T&D segment reported revenues of $1.15 billion, an increase of $20.0 million, or 1.8 percent, from the full year of 2019, primarily related to an increase in revenue on distribution projects which include an increase in storm work related to certain weather events, partially offset by a decrease in revenue on transmission projects. The C&I segment reported full year of 2020 revenues of $1.09 billion, an increase of $156.3 million, or 16.7 percent, from the full year of 2019, primarily due to incremental revenues from the CSI acquisition, partially offset by impacts related to the COVID-19 pandemic.

Consolidated gross profit was $275.9 million for the full year of 2020, compared to $214.2 million for the full year of 2019. The increase in gross profit was due to higher margins and revenues. Gross margin increased to 12.3 percent for the full year of 2020 from 10.3 percent for the full year of 2019. The increase in gross margin was primarily due to an increase in higher margin and storm-related work as well as better-than-anticipated productivity on certain projects. These increases were partially offset by labor inefficiencies as well as unfavorable settlements on certain projects. Additionally, gross margin during the full year of 2019 was negatively impacted by projects at lower than historical margins and inefficiencies associated with a joint venture project, that has since been completed. Changes in estimates of gross profit on certain projects resulted in gross margin decreases of 0.8 percent for the full years of 2020 and 2019, respectively.

SG&A increased to $188.5 million for the full year of 2020, from $156.7 million for the full year of 2019. The year-over-year increase was primarily due to the acquisition of CSI and higher employee incentive compensation costs.

Income tax expense was $22.6 million for the full year of 2020, with an effective tax rate of 27.8 percent, compared to income tax expense of $14.2 million for the full year of 2019, with an effective tax rate of 28.2 percent. The decrease in the tax rate for the year ended December 31, 2020 was primarily due to a favorable impact from stock compensation excess tax benefits, partially offset by the impact of GILTI.

For the full year of 2020, net income attributable to MYR Group Inc. was $58.8 million, or $3.48 per diluted share attributable to MYR Group Inc., compared to $37.7 million, or $2.26 per diluted share, for the same period of 2019. Full-year 2020 EBITDA, a non-GAAP financial measure, was $132.4 million, or 5.9 percent of revenues, compared to $101.2 million, or 4.9 percent of revenues, for the full year of 2019.
Backlog
As of December 31, 2020, MYR's backlog was $1.65 billion, compared to $1.72 billion as of September 30, 2020. As of December 31, 2020, T&D backlog was $753.9 million, and C&I backlog was $895.5 million. Total backlog at December 31, 2020 increased $150.3 million, or 10.0 percent, from the $1.50 billion reported at December 31, 2019.
Balance Sheet
As of December 31, 2020, MYR had $364.6 million of borrowing availability under our $375 million revolving credit facility.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call
MYR will host a conference call to discuss its fourth-quarter and full year 2020 results on Thursday, March 4, 2021 at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) and enter conference ID 9190145, at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 11, 2021, at 1:00 P.M. Eastern time, by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID 9190145. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 11, 2021 at 1:00 P.M. Eastern time.
About MYR
MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and western Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the United States and western Canada. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of December 31, 2020 and 2019

(in thousands, except share and per share data)	December 31, 2020	December 31, 2019

ASSETS
Current assets
Cash and cash equivalents	$22,668	$12,397
Accounts receivable, net of allowances of $1,696 and $3,364, respectively	385,938	388,479
Contract assets, net of allowances of $359 and $147, respectively	185,803	217,109
Current portion of receivable for insurance claims in excess of deductibles	11,859	6,415
Refundable income taxes	1,534	1,973
Other current assets	28,882	12,811
Total current assets	636,684	639,184
Property and equipment, net of accumulated depreciation of $294,366 and $272,865, respectively	185,114	185,344
Operating lease right-of-use assets	22,291	22,958
Goodwill	66,065	66,060
Intangible assets, net of accumulated amortization of $14,467 and $10,880, respectively	51,365	54,940
Receivable for insurance claims in excess of deductibles	27,043	30,976
Investment in joint venture	3,040	4,722
Other assets	4,257	3,687
Total assets	$995,859	$1,007,871

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$4,381	$8,737
Current portion of operating lease obligations	6,612	6,205
Current portion of finance lease obligations	318	1,135
Accounts payable	162,580	192,107
Contract liabilities	158,396	105,486
Current portion of accrued self-insurance	24,395	18,780
Other current liabilities	86,718	64,364
Total current liabilities	443,400	396,814
Deferred income tax liabilities	18,339	20,945
Long-term debt	25,039	157,087
Accrued self-insurance	45,428	48,024
Operating lease obligations, net of current maturities	15,730	16,884
Finance lease obligations, net of current maturities	—	338
Other liabilities	18,631	3,304
Total liabilities	566,567	643,396
Commitments and contingencies
Stockholders’ equity
Preferred stock – $0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock – $0.01 par value per share; 100,000,000 authorized shares; 16,734,239 and 16,648,616 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	167	166
Additional paid-in capital	158,618	152,532
Accumulated other comprehensive income (loss)	23	(446)
Retained earnings	270,480	212,219
Total stockholders’ equity attributable to MYR Group Inc.	429,288	364,471
Noncontrolling interest	4	4
Total stockholders’ equity	429,292	364,475
Total liabilities and stockholders’ equity	$995,859	$1,007,871

MYR GROUP INC.
Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2020 and 2019

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2020	2019	2020	2019

Contract revenues	$607,970	$571,075	$2,247,392	$2,071,159
Contract costs	531,526	502,153	1,971,539	1,857,001
Gross profit	76,444	68,922	275,853	214,158
Selling, general and administrative expenses	50,847	48,076	188,535	156,674
Amortization of intangible assets	577	961	3,586	3,849
Gain on sale of property and equipment	(846)	(995)	(2,813)	(3,543)
Income from operations	25,866	20,880	86,545	57,178
Other income (expense):
Interest income	3	4	9	4
Interest expense	(622)	(1,727)	(4,563)	(6,225)
Other expense, net	(50)	(921)	(606)	(515)
Income before provision for income taxes	25,197	18,236	81,385	50,442
Income tax expense	7,047	5,461	22,626	14,228
Net income	18,150	12,775	58,759	36,214
Less: net income (loss) attributable to noncontrolling interest	—	—	—	(1,476)
Net income attributable to MYR Group Inc.	$18,150	$12,775	$58,759	$37,690
Income per common share attributable to MYR Group Inc.:
– Basic	$1.09	$0.77	$3.52	$2.27
– Diluted	$1.07	$0.76	$3.48	$2.26
Weighted average number of common shares and potential common shares outstanding:
– Basic	16,724	16,619	16,684	16,587
– Diluted	17,018	16,748	16,890	16,699

MYR GROUP INC.
Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2020 and 2019

	For the year ended December 31,
(in thousands)	2020	2019

Cash flows from operating activities:
Net income	$58,759	$36,214
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	42,867	40,667
Amortization of intangible assets	3,586	3,849
Stock-based compensation expense	5,688	4,403
Deferred income taxes	(2,641)	3,602
Gain on sale of property and equipment	(2,813)	(3,543)
Other non-cash items	1,951	1,029
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	2,903	(39,710)
Contract assets	31,360	(16,443)
Receivable for insurance claims in excess of deductibles	(1,511)	(9,646)
Other assets	(15,458)	(10,327)
Accounts payable	(43,079)	22,492
Contract liabilities	52,918	28,163
Accrued self-insurance	3,010	12,755
Other liabilities	37,627	(8,606)
Net cash flows provided by operating activities	175,167	64,899
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,429	4,051
Cash paid for acquisitions, net of cash acquired	—	(79,720)
Purchases of property and equipment	(44,355)	(57,828)
Net cash flows used in investing activities	(40,926)	(133,497)
Cash flows from financing activities:
Net borrowings (repayments) under revolving lines of credit	(103,820)	45,514
Payment of principal obligations under equipment notes	(32,584)	(4,550)
Payment of principal obligations under finance leases	(1,238)	(1,201)
Borrowings under equipment notes	—	35,068
Proceeds from exercise of stock options	749	341
Debt refinancing costs	—	(1,122)
Repurchase of common shares	(652)	(778)
Other financing activities	13,249	84
Net cash flows provided by (used in) financing activities	(124,296)	73,356
Effect of exchange rate changes on cash	326	132
Net increase in cash and cash equivalents	10,271	4,890
Cash and cash equivalents:
Beginning of period	12,397	7,507
End of period	$22,668	$12,397

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended December 31, 2020 and 2019 and
As of December 31, 2020, 2019, 2018 and 2017

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except share and per share data)	2020	2019	2020	2019

Summary Statement of Operations Data:
Contract revenues	$607,970	$571,075	$2,247,392	$2,071,159
Gross profit	$76,444	$68,922	$275,853	$214,158
Income from operations	$25,866	$20,880	$86,545	$57,178
Income before provision for income taxes	$25,197	$18,236	$81,385	$50,442
Income tax expense	$7,047	$5,461	$22,626	$14,228
Net income attributable to MYR Group Inc.	$18,150	$12,775	$58,759	$37,690
Effective tax rate	28.0%	29.9%	27.8%	28.2%

Per Share Data:
Income per common share attributable to MYR Group Inc.:
–Basic	$1.09	$0.77	$3.52	$2.27
–Diluted	$1.07	$0.76	$3.48	$2.26
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,724	16,619	16,684	16,587
–Diluted	17,018	16,748	16,890	16,699

(in thousands)	December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017

Summary Balance Sheet Data:
Total assets	$995,859	$1,007,871	$748,755	$603,788
Total stockholders’ equity attributable to MYR Group Inc.	$429,288	$364,471	$322,984	$287,039
Goodwill and intangible assets	$117,430	$121,000	$89,854	$57,846
Total funded debt (1)	$29,420	$165,824	$89,792	$78,960

(in thousands)	Twelve months ended December 31,
	2020	2019
Financial Performance Measure (2):
Reconciliation of Non-GAAP measure:
Net income attributable to MYR Group Inc.	$58,759	$37,690
Interest expense, net	4,554	6,221
Tax impact of interest	(1,266)	(1,754)
EBI, net of taxes (3)	$62,047	$42,157
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31, 2020 and 2019

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share, per share data, ratios and percentages)	2020	2019	2020	2019

Financial Performance Measures (2):
EBITDA (4)	$37,239	$31,434	$132,392	$101,179
EBITDA per Diluted Share (5)	$2.19	$1.88	$7.84	$6.06
Free Cash Flow (6)	$29,656	$14,680	$130,812	$7,071
Book Value per Period End Share (7)			$25.34	$21.75
Tangible Book Value (8)			$311,858	$243,471
Tangible Book Value per Period End Share (9)			$18.41	$14.53
Funded Debt to Equity Ratio (10)			0.1	0.5
Asset Turnover (11)			2.23	2.77
Return on Assets (12)			5.8%	5.0%
Return on Equity (13)			16.1%	11.7%
Return on Invested Capital (16)			12.0%	10.4%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income Attributable to MYR Group Inc. to EBITDA:
Net income attributable to MYR Group Inc.	$18,150	$12,775	$58,759	$37,690
Net loss attributable to noncontrolling interest	—	—	—	(1,476)
Net income	18,150	12,775	58,759	36,214
Interest expense, net	619	1,723	4,554	6,221
Income tax expense	7,047	5,461	22,626	14,228
Depreciation and amortization	11,423	11,475	46,453	44,516
EBITDA (4)	$37,239	$31,434	$132,392	$101,179

Reconciliation of Net Income Attributable to MYR Group Inc. per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$1.07	$0.76	$3.48	$2.26
Net loss attributable to noncontrolling interest per share	—	—	—	(0.09)
Net income per share	1.07	0.76	3.48	2.17
Interest expense, net, per share	0.04	0.10	0.27	0.37
Income tax expense per share	0.41	0.33	1.34	0.85
Depreciation and amortization per share	0.67	0.69	2.75	2.67
EBITDA per Diluted Share (5)	$2.19	$1.88	$7.84	$6.06

Calculation of Free Cash Flow:
Net cash flow from operating activities	$46,541	$33,154	$175,167	$64,899
Less: cash used in purchasing property and equipment	(16,885)	(18,474)	(44,355)	(57,828)
Free Cash Flow (6)	$29,656	$14,680	$130,812	$7,071

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of December 31, 2020, 2019 and 2018

(in thousands)	December 31, 2020	December 31, 2019

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$429,288	$364,471
Goodwill and intangible assets	(117,430)	(121,000)
Tangible Book Value (9)	$311,858	$243,471

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$25.34	$21.75
Goodwill and intangible assets per period end share	(6.93)	(7.22)
Tangible Book Value per Period End Share (8)	$18.41	$14.53

Calculation of Period End Shares:
Shares outstanding	16,734	16,649
Plus: common equivalents	206	112
Period End Shares (14)	16,940	16,761

(in thousands)	December 31, 2020	December 31, 2019	December 31, 2018

Reconciliation of Invested Capital to Stockholders Equity:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$429,288	$364,471	$322,984
Plus: total funded debt	29,420	165,824	89,792
Less: cash and cash equivalents	(22,668)	(12,397)	(7,507)
Invested Capital (15)	$436,040	$517,898	$405,269
See notes at the end of this earnings release.

(1)Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)EBI, net of taxes is defined as net income attributable to MYR Group Inc. plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBI, net of taxes, to measure our results exclusive of the impact of financing costs.
(4)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(5)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares attributable to MYR Group Inc. outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(6)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income attributable to MYR Group Inc., cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)Book value per period end share is calculated by dividing total stockholders’ equity attributable to MYR Group Inc. at the end of the period by the period end shares outstanding.
(8)Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from stockholders’ equity attributable to MYR Group Inc. at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity attributable to MYR Group Inc.
(9)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity attributable to MYR Group Inc. at the end of the period.
(11)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)Return on assets is calculated by dividing net income attributable to MYR Group Inc. for the period by total assets at the beginning of the period.
(13)Return on equity is calculated by dividing net income attributable to MYR Group Inc. for the period by total stockholders’ equity attributable to MYR Group Inc. at the beginning of the period.
(14)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(15)Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity attributable to MYR Group Inc.
(16)Return on invested capital is calculated by dividing EBI, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.